Renewal Agreement

Dated May 31 2013

Between Dussault Apparel
1885 Shore Dr
South Pasendena, FL
USA, 33707

And JX Apparel LTD
1904 888 Hamilton St
Vancouver, BC
Canada, V6B 5W4

Option JX Apparel hereby gives notice that it is exercising the Option as specified in distribution agreement dated March 13 2013. This option begins Aug 1 2013 and runs for a Term of 3 years, ending July 31 2016. All terms and conditions are the same as in term 1.

JX Apparel

Name Sam Pearlman
Title President

Signature ____________________

I have the authority to bind the corporation

Signed May 31 2013, Vancouver, BC.

Dussault Apparel

Name Natalie Bannister
Title CEO

Signature ____________________

I have the authority to bind the corporation